Exhibit 99.22

DEED OF ADHERENCE

This Deed of Adherence (this “Deed”) is entered into on July 17, 2023

BY:

SAIF Partners (Nanjing) Equity Investment Fund (LP), a limited partnership organized and existing under the laws of People’s Republic of China with its registered address at Wei Ke Space C28, Yangzijiang New Financial Creative Block, No. 396 Binjiang Avenue, Nanjing Area, China (Jiangsu) Pilot Free Trade Zone (the “Additional Member”).

RECITALS:

(A)            On July 17, 2023, the parties listed on Annex A to this Deed (the “Existing Members”) entered into an amended and restated consortium agreement (the “Consortium Agreement”) and proposed to, among other things, undertake an acquisition transaction (the “Transaction”) with respect to 111, Inc., a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Market (“NASDAQ”) (the “Company”), pursuant to which the Company would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(B)            Additional members may be admitted to the Consortium pursuant to Section 1.4 of the Consortium Agreement.

(C)            The Additional Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Deed, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS DEED WITNESSES as follows:

1.	Defined Terms And Construction

(a)	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)	This Deed shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	Undertakings

(a)	Assumption of obligations

The Additional Member undertakes to each other Party to the Consortium Agreement that it will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if it had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Members agree that where there is a reference to a “Party”, “Additional Sponsor”, or “Sponsor” it shall be deemed to include a reference to the Additional Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the Additional Member as if the Additional Member had been a Party under the Consortium Agreement at the date of execution thereof. The committed Cash Contribution amount to be contributed by the Additional Member is set forth in Schedule A hereto.

3.	Representations And Warranties

(a)	The Additional Member represents and warrants to each of the other Parties as follows:

(1)	Status

It is a limited partnership duly organized, established and validly existing under the laws of the jurisdiction stated in the preamble of this Deed and has all requisite power and authority to own, lease and operate its assets and to conduct the business which it conducts.

(2)	Due Authorization

It has full power and authority to execute and deliver this Deed and the execution, delivery and performance of this Deed by the Additional Member has been duly authorized by all necessary action on behalf of the Additional Member.

(3)	Legal, Valid and Binding Obligation

This Deed has been duly executed and delivered by the Additional Member and constitutes the legal, valid and binding obligation of the Additional Member, enforceable against it in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(4)	Ownership

As of the date of this Deed, (i) the Additional Member holds (A) of record the number of Company Shares set forth under the heading “Shares Held of Record” next to its name on Schedule B hereto (specifying the number held as Class A and Class B ordinary shares of the Company, and Class A ordinary shares in the form of ADSs), free and clear of any encumbrances or restrictions, and (B) the other Securities set forth under the heading “Other Securities” next to its name on Schedule B hereto, in each case free and clear of any encumbrances or restrictions; (ii) the Additional Member has the sole right to Control the voting and disposition of such Company Shares (if any) and any other Securities (if any) held by it; and (iii) none of the Additional Member and its Affiliates owns, directly or indirectly, any Company Shares or other Securities, other than as set forth on Schedule B hereto.

(5)	Reliance

The Additional Member acknowledges that the Existing Members have consented to the admission of the Additional Member to the Consortium on the basis of and in reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) above, and the Existing Members’ consent was induced by such representations and warranties .

4.	Miscellaneous

Sections 7 (Notices), 9.9 (Governing Law), and 9.10 (Dispute Resolution) of the Consortium Agreement shall apply mutatis mutandis to this Deed.

[Signature page follows.]

IN WITNESS WHEREOF, the Additional Member has executed this Deed as a deed and delivered this Deed as of the day and year first above written.

EXECUTED AS A DEED BY		)
)
SAIF Partners (Nanjing) Equity
Investment Fund (LP))
)
)
)
By:	/s/ Yanchao ZHAO	)
Name:	Yanchao ZHAO	)
Title:	Authorized Signatory	)

in the presence of

Signature:	/s/ Zeyi CHEN
Name: Zeyi CHEN
Occupation: Investment Professional
Address: 18F C Tower Central International Trade Center 6A Jianguomenwai Avenue Chao Yang District, Beijing, 100022 P.R.China

Notice details:
Address: Villa C17, Shanghai Hong Qiao State Guest Hotel 1591 Hong Qiao Road, Shanghai, 200336, P.R.China
Attention: Victor Chao
Facsimile: 86-10-6563 0252
E-mail: vchao@sbaif.com

[Deed of Adherence Signature Page]

ANNEX A (DEED OF ADHERENCE)

EXISTING MEMBERS

1.	Gang Yu
2.	Infinity Cosmo Limited
3.	Junling Liu
4.	Sunny Bay Global Limited
5.	Shanghai Guosheng Capital Management Co., Ltd.
6.	ClearVue YW Holdings, Ltd.
7.	ClearVue Partners, L.P.
8.	Zall Capital Limited
9.	6 Dimensions Capital, L.P.
10.	6 Dimensions Affiliates Fund, L.P.
11.	Tongyi Investment Holdings Limited
12.	First Pharmacia International
13.	J.P. Morgan Trust Company of Delaware, as the trustee for and on behalf of Hodge Mountain 2020 Irrevocable Trust
14.	Morning Star Resources Limited